DocuSign Envelope ID: D43063CE-F414-480A-BF64-7CD03F77644B
JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (the “Agreement”), is made and entered into as of this of March 5th, 2019 by and between AI Data Consulting LLC, a limited liability company with an address of Sharja Media City, Office 10, Level 1 Sharjah, UAE, and Freedom Enterprise, LLC, a limited liability company with an address of Sharja Media City, Office 10, Level 1 Sharjah, UAE (hereinafter “AIFE” and known as “CBJR” in earlier agreements), and Investview Inc. and their assigns, a Nevada Corporation (hereinafter “INVU”) , a Nevada corporation, with a registered office located at 12 South 400 West, Third Floor, Salt Lake City, UT 84101.

WHEREAS, AIFE entered a Master Purchase and Distribution Agreement with Bitex Sales LLC, and

WHEREAS, INVU is in the business of providing financial tools, education, hardware and services, and

WHEREAS, AIFE and INVU executed a Letter of Intent on December 24th, 2018 for the purpose this joint venture, and

WHEREAS, the parties desire to establish between them a joint venture in order to collaborate in the Data Mining Strategic Distribution Model which is a contractual Joint Venture for the program known as APEX;

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and commitments set forth herein, the parties hereto agree as follows:

1. FORMATION

The joint venture formed by this Agreement (the “Joint Venture”) will conduct its business under the product and brand name “APEX” and will be managed by SAFETEK LLC, a Utah limited liability company and wholly owned subsidiary of INVU with its registered address at 12 South 400 West Third Floor Salt Lake City UT 84101. The Joint Venture shall be considered a contractual joint venture between the Parties in all respects, and in no event shall this Agreement be construed to create a partnership or any other fiduciary relationship between the Parties.

2. PURPOSE

The Joint Venture shall be formed for the purpose of acquiring, re-selling, and operating highspeed computer processing equipment for intense industry processing applications using a specific distribution model designed for distribution in the multi-level or network marketing sector and the unique structure of a leaseback from the purchasing party for deployment to our high-speed computing operations.

3. CONTRIBUTIONS

The Parties hereto shall each make an initial contribution to the Joint Venture as follows:

a)
AIFE contributes the Master Purchase Agreement with Bitex and Master Hosting Agreement with FiberTek LLC granting piggyback rights to Investview and its assigns.

b)
INVU will contribute the Kuvera LLC worldwide distribution network, a wholly owned subsidiary of INVU responsible for sales of the computing hardware.

c)
INVU will contribute the branding, marketing and lease arrangement for the leaseback of the equipment through its wholly owned subsidiary SAFETEK LLC.

4. PROGRAM SUMMARY AND RESPONSIBILITY OF PARTIES

a)
INVU, through its wholly owned subsidiary Kuvera LLC, will market, and sell the Customized Programmed Processor Package.

b)
INVU through its wholly owned subsidiary, SAFETEK LLC will structure the lease arrangement with the owner of the purchased hardware through a 60-month lease term where the owner of the hardware is the LESSOR and SAFETEK LLC is the LESSEE paying a fixed monthly amount for the lease of the Customized Programmed Processor hardware.

5. BTC WALLETS

The Joint Venture will have a number of BTC wallets defined for specific distributions. The addresses and identification of the BTC wallets are included herein in Exhibit F. Each wallet is brand new and has no history of transactions as of the date of this agreement. Additional wallets may be added as necessary and defined by the parties.

The wallets defined are as follows:

a)
SAFETek Operational Wallet: All output will be deposited to the SAFETEK BTC wallet along with all purchase amounts made through Kuvera.

b)
SAFETek Reserve Wallet: All funds to be deposited to the Reserve Account will be deposited into the SAFETek BTC Reserve Wallet.

c)
Kuvera Bonus Plan Wallet: All funds reserved for the APEX Bonus Plan will be deposited to the Kuvera Bonus Plan Wallet.

d)
SAFETek Liquid Cooling Wallet: All funds reserved for liquid cooling will be deposited to the SAFETek Liquid Cooling Wallet.

e)
The parties will jointly determine in which currency the wallet funds will be held. As an example, BTC may be immediately exchanged for USD or US Coin equivalent.

6. DISTRIBUTION OF PROFIT

Any and all net income accruing to the Joint Venture shall be distributed as defined and contained herein as Exhibit A Pricing Structure and Use of Proceeds.

7. INCOME FROM OWNED HARDWARE

The use of proceeds from the profit distribution will result in the ownership of equipment by SAFETEK and the output from the operation of this equipment is income to be distributed as defined and contained herein as Exhibit A Pricing Structure and Use of Proceeds.

7. SURPLUS PROCEEDS FROM LEASED HARDWARE

The equipment that is leased by SAFETEK from the purchaser may generate a surplus of proceeds after paying lease cost and the surplus shall be distributed as defined and contained herein as Exhibit A Pricing Structure and Use of Proceeds.

8. RESPONSIBILITIES OF THE PARTIES

The Parties will each have the following responsibilities under the Joint Venture:

a)
Kuvera LLC, as the sales distribution for the hardware, will establish a bonus commission program acceptable and in line with network marketing bonus programs. Both AIFE and INVU will design and agree to the finalized bonus program.

b)
Kuvera LLC, will pay the bonus program as designed and according to the agreed upon metrics between the parties.

c)
Monies for the Bonus Program will be sent to Kuvera in a segregated account for the sole purpose of APEX Bonus Plan Payouts. The monies for the Bonus Program are defined in Exhibit A: Pricing Structure and Use of Proceeds. Any unused bonus program dollars will accumulate for future bonus payouts. These funds are to be used for the APEX Bonus Program payout and may only be used for other purposes upon the agreement of all parties. Unused Bonus Program dollars will eventually be transferred to the Reserve Account for profit distributions upon the agreement of all parties.

d)
A BTC Wallet has been established for the Kuvera APEX Bonus Plan Payout and all deposits will be made to this wallet as described in Exhibit A according to the wallet receive address included herein in Exhibit F.

e)
Kuvera LLC will provide AIFE the ability to submit an advisory company that will be referenced herein as “Advisor”.

f)
The Advisor will be issued an override for product sales and will provide the following services:

i.
Contribute to the recruitment of leaders currently not connected to Kuvera

ii.
Support the current and future leadership in the recruiting process of new leaders

iii.
Assess, identify and propose the most qualified leader to occupy the top position of the matrix as well as the structure and buildout of legs 1 and 2 of the matrix. iv. Source, Research and identify potential MLM companies for the hardware program where the Company will jointly participate with AIFE to select and enter agreements with the most appropriate candidates.

g)
SAFETEK will structure the lease agreement for the consumer where the consumer is the Lessor and SAFETEK is the Lessee.

h)
SAFETEK will work in conjunction with Fibertek to deploy the Fibertek supplied Lessor dashboard necessary to monitor and report lease payments. The dashboard is provided by
Fibertek per the executed Fibertek Master Hosting Agreement defined herein as Exhibit C.

i)
SAFETEK will repurchase equipment as per the terms of this Agreement and will pay the pricing defined in the Bitex Master Purchase Agreement defined herein as Exhibit B.

j)
SAFETEK will manage, report and distribute the use of proceeds according to this Agreement and as defined in Exhibit A.

8. MANAGEMENT

The following individuals in the following positions will comprise SAFETEK management (the “Management Team”). The Management Team will be structured to reflect key experience required in the management and operations of the lease program, re-purchasing activities, deployment of dashboard for Lessors, research and engagement of high-speed processing partners/users, and overseers of the distribution of proceeds according to this Joint Venture Agreement.

The members will determine on-going operational procedures, management of proceeds, facility procedures and any and all matters required for the ongoing operation of SAFETek.

●
Annette Raynor, Managing Member

●
Ryan Smith, Managing Member

●
Jeremy Roma, Managing Member

●
AI Data Consulting, Managing Member

9. ADDITIONAL CONSIDERATION

AIFE will be provided additional consideration in the form of equity shares of INVU according to and based upon performance milestones which are defined herein on Exhibit D, Share Earnout Schedule.

10. LESSOR PRINCIPAL PROTECTION

AIFE and INVU agree to protect the principal equipment purchase for the Lessor in event of premature program, hardware, structure, regulatory, systemic, or operational failure. This provision will be known as the Lessor Principal Protection. The Provision states that the Joint Venture will pay the Lessor an amount equal to the purchase amount of their equipment minus any lease payments made during the term. The manner in which this provision will be paid is defined in Exhibit A Price Structure and Use of Proceeds.

11. FUTURE SUPPLIERS

The Joint Venture recognizes the need for on-going sourcing of additional vendors, technologies and service providers to ensure the ongoing viability of the SAFETek operations. The parties agree that the terms set forth herein will automatically apply to all new vendor contracts, agreements, work orders, products and services acquired.

12. FUTURE PRODUCTS, DIGITAL ASSETS, TECHNOLOGIES

The Joint Venture further recognizes that additional products, programs and unique services will be sourced and sold by the company. The parties agree that the terms set forth herein will automatically apply to all new, planned or perceived digital assets, products, and technologies delivered.

13. EXCLUSIVE AGREEMENT

AIFE and INVU recognize this Joint Venture as an Exclusive Agreement between the parties which may not be duplicated and offered by either party in any other agreement, arrangement, contract, company or representation. Any violation of this term by any of the parties, singularly or jointly would result in default of the agreement. The violating party would be subject to legal action to the fullest extent of the provisions of law.

14. TERM

The term of this Agreement (the "Term") will begin on the date of this Agreement and will remain in full force and effect indefinitely or until terminated as provided in this Agreement in Section 13 Termination.

15. TERMINATION

a)
Termination upon Notice of Insolvency. A Party may suspend or terminate this Agreement immediately if a Party becomes insolvent or unable generally to pay its debts as they become due, makes an assignment for the benefit of creditors or applies for or consents to the appointment of a trustee, custodian, or receiver.

b)
Default. In the event that either Party breaches a material provision under this Agreement, the non-defaulting Party may terminate this Agreement immediately and require the defaulting Party to indemnify the non-defaulting Party against all reasonable damages.

c)
Assets. In the event of the insolvency of Investview or SAFETek, 50% of the company owned hardware will become the property of AIFE and may not be liquidated as an asset of Investview or its assigns.

14. FURTHER ACTIONS

The Parties shall execute any documents and take all appropriate actions as may be necessary to give effect to the Joint Venture.

15. ASSIGNMENT

Neither Party shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the other Party, except to a successor in ownership of all or substantially all of the assets of the assigning Party if the successor in ownership expressly assumes in writing the terms and conditions of this Agreement. Any such attempted assignment without written consent will be void. This Agreement shall inure to the benefit of and shall be binding upon the valid successors and assigns of the Parties.

16. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without regard to conflicts of law principles.

17. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one instrument.

18. SEVERABILITY

The Parties recognize the uncertainty of the law with respect to certain provisions of this Agreement and expressly stipulate that this Agreement will be construed in a manner that renders its provisions valid and enforceable to the maximum extent possible under applicable law. To the extent that any provisions of this Agreement are determined by a court of competent jurisdiction to be invalid or unenforceable, such provisions will be deleted from this Agreement or modified so as to make them enforceable and the validity and enforceability of the remainder of such provisions and of this Agreement will be unaffected.

19. NOTICES

All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement: (i) when personally delivered; (ii) upon receipt of a telephone facsimile transmission or other method of electronic communication with a confirmed electronic transmission answer back; (iii) three (3) days after having been deposited in the mail, certified or registered, return receipt requested, postage prepaid; or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to a Party or their permitted assigns at the address for such Party first written above.

20. HEADINGS

Paragraph headings used in this Agreement are for reference only and shall not be used or relied upon in the interpretation of this Agreement.

21. ENTIRE AGREEMENT

This Agreement and its exhibits contain the entire agreement and understanding between the Parties, superseding all prior contemporaneous communications, representations, agreements, and understandings, oral or written, between the Parties with respect to the subject matter hereof. This Agreement may not be modified in any manner except by written amendment executed by each Party hereto.

In Witness Whereof, the Parties have caused this Joint Venture Agreement to be duly executed and delivered as of the date first written above.

INVESTVIEW (INVU)

____________________________

Name: Ryan Smith

Title: Chief Executive Officer

____________________________

Name: Mario Romano

Title: Director of Finance

AIFE

AI Data Consultancy, LLC

____________________________

Name: Carlos Benvenuti

Title: Owner

Freedom Enterprise, LLC

____________________________

Name: Jeremy Roma
Title: Owner EXHIBIT A

PRICING STRUCTURE AND USE OF PROCEEDS

DISTRIBUTION OF PROFIT

Any and all net income accruing to the Joint Venture shall be distributed as follows:

a)
It is anticipated that the retail sales price of the hardware will be equal to $11,000. U.S.

b)
The cost to acquire the hardware per the Master Purchase Agreement with Bitex is equal to $6,500.

c)
$1,000 will be paid to KUVERA LLC for each paid card.

d)
The APEX program has been designed on a model that generates one free card for the purchase of every four cards. In the event a promotion or other bonus is implemented, the $1,000 paid to Kuvera will be for the whole promotional transaction and not for each paid card. This is an exception that becomes effective only in the event of the promotion and only for the promotion period.

e)
$750 will be paid to Kuvera LLC for the Bonus Plan as a commission for the sale

f)
$500 will be used to install liquid cooling as per the Bitex and Fibertek Agreements for all units purchased by the Joint Venture. This money will be deposited to the SAFETek Liquid Cooling Wallet designated in Exhibit F.

g)
The net profit result will be an estimated $2,250 which SAFETEK LLC will use to purchase additional hardware provisioned for SAFETEK for the benefit of the Joint Venture. For every three sales, a net profit of $6,750 will be derived which equals the purchase of one hardware unit by SAFETEK and a surplus of $250 which will be deposited to the reserve account.

h)
The parties understand that the numbers are subject to change and any adjustment to distribution of proceeds will be jointly agreed to by the parties in writing.

INCOME FROM OWNED HARDWARE

The use of proceeds from the profit distribution will result in the ownership of equipment by SAFETEK and the output from the operation of this equipment is income to be distributed as follows:

a)
80% of the coin output derived from Company owned equipment after hosting fees will be used to re-purchase additional equipment.

b)
20% of the coin output derived from Company owned equipment after hosting fees will be deposited to reserve.

c)
Profit Distributions will be determined by mutual consent and made from the reserve account.

d)
The parties have agreed and understand that 5% of profit distributions will be paid to the Introducing Party (the Introducing Party Agreement is included herein as Exhibit E) with the balance of the distribution split equally between SAFETEK and AIFE.

PROCEEDS FROM LEASED HARDWARE

The equipment that is leased by SAFETek from the customer (Lessor) will generate a monthly output that will be distributed as follows:

a)
$500 to pay the lease payment on the equipment

b)
An estimated $250 will be paid to Kuvera for the bonus payout plan. This amount is subject to change over time as agreed to by all parties, but no change is anticipated at this time.

c)
Any surplus after the payments above have been satisfied will be used as follows: 80% to repurchase equipment and 20% to the Reserve Account.

d)
In the event the monthly output does not meet the requirements of a) and b) above, the shortfall will be made up first from the output of Company owned (SAFETEK) equipment output and then from the Reserve Account.

e)
In the event the Company owned equipment (SAFETEK) output along with the leased customer equipment does not meet the required lease payments due, the parties will jointly be responsible to deposit the shortfall. AIFE will meet 50% of the obligation and the Company (INVU) will meet 50% of the obligation.

PROGRAM RESERVE ACCOUNT

Profit Distributions are made from the Program Reserve Account. Profit is defined as the funds available after all financial obligations of the Joint Venture have been met.

The parties understand that certain resources will need to be hired and/or acquired for the proper management of the Joint Venture and the costs of these resources will reduce the reserve account. The resources described are for the sole purpose of the management of the SAFETEK activities to enable the APEX program. All expenses are reviewed and agreed to by the parties.

Some examples of this type of expense would be:

a)
A dedicated employee to manage the hosted hardware and interface with the hosting provider.
b)
Another example of a valid expense would be any taxes due as a result of the structure of the APEX program.

DISTRIBUTIONS

Profit Distributions are made from the Program Reserve Account. When a distribution is made, 5% is paid to the introducing party and the balance is distributed in equal amounts of 50% to AIFE and Investview. Investview distributions received from SAFETek are then put into use by the Company for the Company in any fashion deemed necessary and according to the financial operational guidelines of Investview Inc. In order to facilitate stable operations, the parties agree to the following timeline:

a)
All monies will remain in the reserve account until June 30th, 2019 with the Reserve Account Distribution review to take place July 1st, 2019.

b)
At such time the parties will agree to leave 50% in the reserve account and distribute 50% equally to the parties.

c)
The parties will also determine if monthly distributions are feasible going forward from the July date.

d)
The parties may also consider quarterly distributions throughout calendar year 2019 with planned monthly distributions commencing January 1st, 2020.

e)
Each month the parties will review the re-purchase activities and equipment output. Once the parties find the program stable, revenues running according to proformas and the size of the equipment operation, the parties will then determine whether the re-purchase program will be continued and/or reduced.

LESSOR PRINCIPAL PROTECTION PROVISION

The Joint Venture has agreed to protect the principal cost of the leased hardware minus any lease payments to date in the event of systemic program failure. The funds to pay the Lessor Principal Protection will be derived from the following:

a)
First, from any excess funds in the Bonus Plan Reserve

b)
Second, from the Reserve Account

c)
Third, from Company Owned Equipment

BTC WALLETS DEFINED FOR USE OF PROCEEDS

A number of Bitcoin wallets have been established for the distribution of proceeds. The wallets and their addresses are defined in Exhibit F.

EXHIBIT B

BITEX MASTER PURCHASE AGREEMENT

DocuSign Envelope ID: D43063CE-F414-480A-BF64-7CD03F77644B2129B210-862B-4C0D 8D 9 2B3891406424
MASTER PURCHASE AGREEMENT

THIS MASTER PURCHASE AGREEMENT (the "Agreement")
dated this 30th day of January 2019

BETWEEN:

CLIENT

Jeremy Roma, Carlos Benvenuti and their Assign (the "Client")

&

CONTRACTOR

BITEX SALES LLC

545 East University Parkway Suite 200

Orem, UT 84097

(the "Contractor")

DEFINITIONS

1.
CLIENT is Jeremy Roma and Carlos Benvenuti and their assign, individuals who will assign this agreement to their entity within 60 days of contract execution.

2.
CONTRACTOR is BITEX Sales LLC also referred to as hardware provider, supplier, and Contractor and these terms are used interchangeably throughout this agreement.

3.
MANUFACTURER supply is defined as the equipment the Contractor must order from the manufacturer as the supply is not in the Contractor’s current supply inventory.

4.
SUPPLY INVENTORY is the hardware already on hand and available from the Contractor.

5.
MULTI LEVEL MARKETING SECTOR is defined as companies that distribute their products and services through a multi-level marketing bonus program and network sales structure. Terms used for Multi-Level marketing are MLM, word of mouth, Independent Distributors, among others. These terms may be used interchangeably throughout but are defined as the Multi-Level Marketing sector.

6.
CLIENT STRATEGIC DISTRIBUTION MODEL where Client is already defined, and the Strategic Distribution Model is the method the Client has developed specifically for sales in the retail MLM sales environment.

7.
CLIENT STRATEGIC REINVESTMENT MODEL where Client is already defined, and the Strategic Reinvestment Model is the method the Client has developed to accelerate the acquisition of hardware.

WHEREAS,

1.
The Client has a verbal agreement with Bitex where Client will be a strategic partner implementing the “Clients Strategic Distribution Model” and the “Clients Strategic Reinvestment Model between Bitex and the multi-level marketing sector.

2.
BITEX is ready to finalize and execute this master sales agreement for the multi-level marketing sector with Client.

3.
The Client is ready to finalize and execute this master sales agreement for the multi-level marketing sector with Contractor BITEX.

NOW THEREFORE AND IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, that Jeremy Roma, Carlos Benvenuti, and their Assign (“Client”) and Bitex Sales LLC (“Contractor”) (individually the "Party" and collectively the "Parties" to this Agreement) agree as follows:

1. EQUIPMENT PROVIDED

The Client hereby agrees to engage the Contractor to provide the Client with the following terms for the purchase of hardware (the "Product"):

a.
Exclusive Purchase Agreement where all sales of Contractor products to the multi-level marketing sector will be executed through the Client at the discretion of the Client, and in full adherence to the Clients Strategic Distribution and Reinvestment model.

b.
Hardware is defined as a Data Processing Card which will have a Wholesale price extended to the Client of $6,500.00 U.S.D. starting upon the 1st order placed by the Client and continuing for 1 year.

c.
Prior to the 1st order placed by the Client for manufacturing, the Contractor is making available a minimum of 1300 units of Hardware from the Contractor’s current inventory of operating mining cards contingent upon the Clients initial ordering benchmarks as follows;

i.
When the Client places the initial order of 150 units of Hardware from the Contractor’s said inventory over the following 30 days, the Contractor will keep available 500 additional Hardware Units for the Client, and the Client agrees to purchase the additional 500 units of Hardware incrementally within 60 days following the initial order.

ii.
Upon the Client purchasing a second benchmark of 150 more units within 30 days of the initial order, the contractor will keep available for the Client a second allotment of 500 Units of Hardware, and the Client agrees to purchase the second allotment of 500 units incrementally within 60 days following, for a total of 1300 cards purchased from the Contractors supply inventory.

iii.
After the 1300 units of Hardware are purchased from the current inventory by the Client, no additional minimum order amounts are required by the Contractor, neither for manufacturing orders nor supply inventory orders.

d.
The Contractor agrees that anytime an inventory of hardware is considered available for purchase, the Client will have the first right of refusal.

BITEX JC MASTER AGMT v.01.14.2019

DocuSign Envelope ID: D43063CE-F414-480A-BF64-7CD03F77644B2129B210-862B-4C0D 8D 9 2B3891406424
e.
The Client will have a wholesale price of $6500. The negotiated wholesale price will remain in effect for a full year from the date of the initial order, and will be renegotiated at that time based upon market, volume pricing, and scaling costs.

f.
Client and Contractor will consider the option of a Joint Venture when 6500 units have been bought by the Client, for the purpose of exploring both parties mutually aligned business goals.

g.
At time of purchase, a serial number will be provided from the Contractor for each unit purchased by the Client.

h.
The Client may hire at their discretion a project management team to help facilitate and support the daily operations that fulfill this agreement and its execution.

2.SERVICES PROVIDED

a.
The Contractor, through its service provider FiberTek LLC, will make sure each Hardware Unit bought by the Client is fully operational within a reasonable time frame from the purchase date, and will maintain each Unit so that it remains in full operation.

b.
The Contractor, through its service provider FiberTek LLC, guarantees that each unit of Hardware for which the Client has provided liquid cooling, will operate at full overclocked capacity and maximum performance as defined in Exhibit B, and will immediately communicate with the Client or the Clients appointed representative, should the Hardware experience a performance reduction of any kind.

c.
The Client agrees that in order for the Contractor to provide maximum overclocking, performance, and capacity for each Hardware Unit, the Client must 1st provide the appropriate liquid cooling at their own financial expense. The contractor agrees to reasonably cooperate and support the installation process of the liquid cooling, including but not limited to giving access to the hardware and the on-site installation area, providing necessary technical support, and assigning a capable staff member to assist the installation process.

d.
The Contractor, through its service provider FiberTek LLC, will immediately communicate with the Client or the Client’s appointed representative, should the Hardware experience a performance reduction of any kind.

e.
In the event that Hardware Units are assembled and ready to operate before the Client has completed the liquid cooling installation for more Units, the contractor through its service provider FiberTek LLC, will for a period of up to 180 days, partially over-clock the new Units. The Client agrees that if by the end of the 180 days the liquid cooling has not been installed, any over-clocking beyond the 180 days will be at the discretion of the Contractor, and is not guaranteed.

f.
If FiberTek LLC is not able to fulfill the hosting agreement, or the Client chooses to utilize hosting services elsewhere, the Contractor agrees to equip the Client to be able to operate the hardware in any proper hosting environment the Client may choose. If hosting through FiberTek LLC ends for any reason, the Contractor agrees to provide the necessary and reasonable education, training and support for the Hardware to be relocated and operational at its full and previous capacity, including but not limited to, technology support, bitstreams, product training, and software utilization to achieve the intended purposes of the Hardware.

g.
In the event where the Client is no longer utilizing the hosting services of FiberTek, all bitstreams developed for the Hardware will be made available to the Client for a 4% fee, and will remain the Intellectual Property of the contractor.

h.
The Bitstream fees will be executed automatically via a smart contract, and paid directly to the assigned wallet address of the contractor.

3.TERM OF AGREEMENT

a.
The term of this Agreement (the "Term") will begin on the date of this Agreement and will remain in full force and effect indefinitely or until terminated as provided in this Agreement in Section 3 Termination.

b.
Any previous agreements the Contractor has entered into within the MLM sector that may have commenced but not finalized will be entered into with Client under the terms of this agreement.

c.
Any existing contracts that the Contractor holds with clients in the MLM sector, who request a contract extension or change of terms, will be required to enter an agreement under the Client terms.

d.
Client agrees to engage in the development of new account expansion into the A.I. Rendering, Graphic and Data Rendering, Data Processing, and Data Mining markets.

e.
Client agrees to the reinvestment model where a portion of all sales revenue and data processing revenue from the Hardware will be reinvested into further Hardware acquisition and into the market expansion efforts.

4.TERMINATION

a.
Termination upon Notice of Insolvency. A Party may suspend or terminate this Agreement immediately if a Party becomes insolvent or unable generally to pay its debts as they become due, makes an assignment for the benefit of creditors or applies for or consents to the appointment of a trustee, custodian, or receiver.

b.
Default. In the event that either Party breaches a material provision under this Agreement, the non-defaulting Party may terminate this Agreement immediately and require the defaulting Party to indemnify the non-defaulting Party against all reasonable damages.

5.HOSTING AND MAINTENANCE

Contractor through its hosting and maintenance firm: FIBERTEK LLC will provide hosting and housing services for Clients customer purchases according to the Hosting and Services Agreement attached herein as Exhibit B.

6.WARRANTEE.

Contractor agrees to replace any hardware that fails maximum performance for 60 months from the purchase date as long as the equipment is hosted by Contractor’s hosting partner Fibertek LLC. The Contractor or the hosting partner may fulfill the warrantee requirement as defined in this section.

7.CURRENCY

Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USD (US Dollars).

8.PAYMENTS/ALLOCATIONS

a.
The Client is able to pay the contractor in USD and/or Bitcoin (BTC).

b.
Notice of split of payments in different monetary amounts can be provided verbally.

c.
An agreement of how funds will be sent to contractor are to be determined.

9.CONFIDENTIALITY

a.
Confidential information (the "Confidential Information") refers to any data or information relating to the business of the Client or the Contractor which would reasonably be considered to be proprietary to the parties including, but not limited to, accounting records, business processes, and client records and that is not generally known in the industry of the Client and where the release of that Confidential Information could reasonably be expected to cause harm to the Client.

b.
Intellectual Property of the Contractor includes hardware, relationship with the hosting provider, software, firmware, and any programming specific to the functionality of the equipment being purchased.

c.
Intellectual Property of the Client includes the Strategic Distribution Model, structure, terms, details and parties contracted to deliver such model including but not limited to, documentation, agreements, terms, and any marketing or distribution documentation.

d.
All written and oral information and material disclosed or provided by the Client to the Contractor or the Contractor to the Client under this Agreement is Confidential Information regardless of whether it was provided before or after the date of this Agreement or how it was provided to the Contractor.

e.
The business relationship between Contractor and Client is considered fully confidential, where the contractor is providing the Client a Privately Labeled Hardware, and the Contractor as the source of the Hardware shall remain confidential and undisclosed.

10. CAPACITY/INDEPENDENT CONTRACTOR

In providing the Services under this Agreement it is expressly agreed that the Contractor is acting as an independent contractor and not as an employee. The Contractor and the Client acknowledge that this Agreement does not create a partnership or joint venture between them and is exclusively a contract for service. The Client is not required to pay, or make any contributions to, any social security, local, state or federal tax, unemployment compensation, workers' compensation, insurance premium, profit-sharing, pension or any other employee benefit for the Contractor during the Term. The Contractor is responsible for paying, and complying with reporting requirements for, all local, state and federal taxes related to payments made to the Contractor under this Agreement.

11. EXCLUSIVE AGREEMENT

The parties acknowledge that this EXCLUSIVE agreement is not limited to a single company in the MLM sector selling the Contractors products, but rather an exclusive agreement to the intellectual property of the Client for Network Marketing and Multi-Level Marketing participation in the sales of the Contractors products, and in specific regards to the intellectual property of the Clients Strategic Distribution Model which insures maximum regulatory compliance and maximum reinvestment into further purchasing of Contractor’s product. Therefore, any companies or entities in the Network Marketing and Multi-Level Marketing sector and all sales, agreements, arrangements by Contractor to such entity shall be between the Contractor and Client, executed only by the Contractor and Client, and shall be according to the terms of this Agreement unless otherwise agreed upon in new written agreement between the Contractor and the Client.

12. NOTICE

All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties at the following addresses:

Jeremy Roma and Carlos Benvenuti
314 La Villa Circle

Youngsville, La 70592

Jeremyroma@gmailo.com
312-533-0783

BITEX SALES LLC c/o James Wolfgramm
545 East University Parkway

Suite 200

Orem, UT 84097

Email: jameswolfgramm@gmail.com Phone: 385-448-6191

or to such other address as either Party may from time to time notify the other and will be deemed to be properly delivered (a) immediately upon being served personally, (b) two days after being deposited with the postal service if served by registered mail, or (c) the following day after being deposited with an overnight courier.

PAGE [Insert Page Number]
BITEX JC MASTER AGMT v.01.14.2019

DocuSign Envelope ID: D43063CE-F414-480A-BF64-7CD03F77644B2129B210-862B-4C0D 8D 9 2B3891406424
13. INDEMNIFICATION

Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. This indemnification will survive the termination of this Agreement.

14. MODIFICATION OF AGREEMENT

Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

15. TIME OF THE ESSENCE

Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

16. ASSIGNMENT

a)
The Client is provided the ability to ASSIGN this agreement in its entirety to an entity that is to be submitted to the Contractor within 60 days of the date of this agreement.

b)
The Client is provided the ability to ASSIGN piggyback rights for this agreement in its entirety to its joint venture partner Investview Inc.

17. ENTIRE AGREEMENT

It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

18. ENUREMENT

This Agreement will enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.

19. TITLES/HEADINGS

Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

20. GOVERNING LAW

This Agreement will be governed by and construed in accordance with the laws of the State of Utah.

BITEX JC MASTER AGMT v.01.14.2019

21. SEVERABILITY

In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

22. WAIVER

The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

23. Hold Harmless

Client shall protect, defend, indemnify and hold harmless, Bitex and Fibertek LLC, the Issuer and their respective assigns and their employees, officers, directors and agents, from and against all losses, liabilities, claims and damages of every kind and character, including any legal or other expenses reasonably incurred, as incurred, resulting from or relating to or arising out of (i) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Client of this Agreement to the end user retail customers. (ii) any systemic failure in the marketplace, including but not limited to an act of God, and market volatility.

24. Disclaimer:

Client, be advised, due to the volatility of the Crypto currency industry, the Contractor cannot guarantee any amount of profitability or return on investment that may come from the process of data processing and mining. Past performance does not guarantee future performance due to the Difficulty of mining Crypto currency is ever changing, as is the market value of the Crypto currency being mined. Machines will not run if they are not profitable.

BITEX JC MASTER AGMT v.01.14.2019

IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on the date set forth herein.

CONTRACTOR:

BITEX SALES LLC

2/1/2019
____________________________

Name: James Wolfgramm Title: CEO

CLIENT:

JEREMY ROMA

2/1/2019
____________________________

Name: Jeremy Roma Title: Founder

CARLOS BENVENUTI

____________________________ 2/1/2019

Name: Carlos Benvenuti

Title: Co-Founder

BITEX JC MASTER AGMT v.01.14.2019

DocuSign Envelope ID: D43063CE-F414-480A-BF64-7CD03F77644B
Joint Venture Agreement
 March 5th, 2019

EXHIBIT C

FIBERTEK HOSTING AGREEMENT

HOSTING SERVICE AGREEMENT

This Wholesale Hosting Service Agreement (this “Agreement”) is entered into on January 31st, 2019 (the “Effective Date”) by and between FiberTek Hosting LLC, a Utah limited liability company (the “Host”), and Jeremy Roma and Carlos Benvenuti and their Assign, collectively the Client (the “Client”). Each of the Host and the Client may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Host is in the business of hosting and operating equipment used in cryptocurrency mining and other processing services for remuneration;

WHEREAS, the Client has an exclusive agreement to market and sell Bitex hardware to the multi-level marketing sector;

WHEREAS, the Client will require ongoing maintenance, operational, and hosting services for the equipment sold according to the specifications in this agreement.

NOW, THEREFORE, for good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. Equipment Services.

A.
The Host shall provide the Client with hosting and mining services for the Equipment as follows:

i.
Hosting and Operational Services. The Host shall host the Equipment, including supplying power, operational hardware, and adequate facilities. The Host shall utilize a secured and insured facility with adequate shelving and cooling systems to protect the Equipment. The Host shall be able to transport and move the Equipment as is necessary to execute its hosting services under this Agreement.

ii.
The Host will ensure the equipment is operational and overclocked to perform at maximum capacity as long as the equipment is protected with liquid cooling. The cost of liquid cooling is the responsibility of the Client.

B.
Host shall provide Client with a dashboard for Client’s Customers or Client to view their real-time hardware processing activity and output;

C.
Host will ensure all equipment is running at maximum performance and any equipment failure will be immediately reported to Client and BITEX Sales LLC (manufacturer/provider) for replacement. Host will replace to ensure equipment is operational for 60 months from the date of provisioning for each piece of equipment.

D.
The Hosting Agreement will be for a term of 60 months for each card provisioned and will commence on the date of provisioning.

E.
Provided the Client has set up the liquid cooling, the host agrees to run data processing cards at maximum capacity. Each card is capable of a maximum output which can vary between the equivalent of 750 k/sols to 1200 k/sols, depending on manufacturing control. Historically, Fibertek overclocking data processing cards can increase throughput up to 750 Ksols without liquid cooling, up to 1200 ksols with liquid cooling, or equivalent hashrate per card, and on average 200 ksols or equivalent hashrate for non-overclocked cards. If an equivalent hashrate is not possible, the host will always overclock to maximum capacity.

F.
In the event the Hardware Units are assembled and ready to operate before the Client has completed the liquid cooling installation for more Units, the contractor through its service provider FiberTek LLC, will for a period of up to 180 days, partially overclock the new Units. The Client agrees that if by the end of the 180 days the liquid cooling has not been installed, any over-clocking beyond the 180 days will be at the discretion of the Contractor, and is not guaranteed.

2. Fees. The Client shall pay the Host a monthly fee based on the price of BTC. If BTC price average for the month is below $2800 USD the hosting fee is $80 per card for that month. If BTC price average for the month is between $2800 USD and $6800 USD the hosting fee is $120 per card for that month. If BTC price average for the month is above $6800 USD the hosting fee is $240 per card for that month.

3. Distribution of Profits. The mining profits earned by the mining services rendered by the Host on the Client’s Equipment shall be paid to the Client on a monthly basis up until April 1st, 2019 and thereafter on a daily basis. (the “Mining Profits”).

4. Term and Renewal. This Agreement shall be in effect for a minimum term of five (5) years from the Effective Date (the “Term”) and be in effect for all provisioned equipment for the full period of 60 months from first day of use, and applies to the 1st 10,000 Cards.

5. Return of Equipment. At the expiration or termination of this Agreement in accordance with Section 4, the Host shall return the Equipment to the Client. Any shipping charges must be paid, in advance, by the Client.

6. Expenses. In the event of default under this Agreement, the defaulting party shall pay all costs and expenses, including reasonable attorney’s fees and expenses, incurred by the non- breaching party in the enforcement or attempted enforcement of any of the obligations under this Agreement

7. Waivers and Amendment. This Agreement may only be amended by mutual written agreement of the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.

8. Entire Agreement. This Agreement constitutes and contains the entire agreement among the Seller and the Purchaser respecting the subject matter hereof. This Agreement supersedes any and all prior agreements, negotiations, correspondence, understandings, and communications among the parties, whether written or oral.

9. Governing Law; Venue. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without regard to the conflicts of law provisions of the State of Utah or of any other state. Venue for any cause of action brought to enforce the terms of this Agreement will be the state or federal court having jurisdiction over Utah County, Utah.

10. Waiver of Jury Trial. The parties hereto hereby irrevocably waiver trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether in tort, contract, or otherwise) in any way arising out of, related to, or connected with this Agreement or the relationship established hereunder.

11. Notices. All notices, requests, demands, instructions or other communications required or permitted hereunder shall be in writing and sent to each Party as listed in this section of the Agreement. All such notices and communications will be deemed effectively received: (a) upon delivery if sent by personal delivery or email; or (b) one business day after being deposited with an overnight courier service.

To Host:

FiberTek Hosting LLC

545 East University Parkway, Suite 200 Orem, Utah 84097

To Client:

Jeremy Ramos and Carlos Benvenuti and Assign

Attn: Jeremy Roma

314 La Villa Circle Youngsville, La 70592

12. Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and shall remain in full force and effect.

13. Counterparts. This Agreement pay be executed in on or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

14. Authorization. The undersigned warrant and represent that they are authorized to enter this Agreement on behalf of each party for whom they sign.

15. Hold Harmless. Client shall protect, defend, indemnify and hold harmless, Bitex and Fibertek LLC, the Issuer and their respective assigns and their employees, officers, directors and agents, from and against all losses, liabilities, claims and damages of every kind and character, including any legal or other expenses reasonably incurred, as incurred, resulting from or relating to or arising out of (i) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Client of this Agreement to the end user retail customers. (ii) any systemic failure in the marketplace, including but not limited to an act of God, and market volatility.

16. Disclaimer: Client, be advised, due to the volatility of the Crypto currency industry, the Contractor cannot guarantee any amount of profitability or return on investment that may come from the process of data processing and mining. Past performance does not guarantee future performance due to the Difficulty of mining Crypto currency is ever changing, as is the market value of the Crypto currency being mined. Machines will not run if they are not profitable.

IN WITNESS WHEREOF, the Parties have executed this Mining and Hosting Service Agreement as of the Effective Date.

HOST

FiberTek Hosting LLC

2/3/2019

Name: James Wolfgramm

Title: CEO

CLIENT

 2/2/2019

Name: Jeremy Roma

Title: Founder

 2/3/2019

Name: Carlos Benvenuti Title: Co-Founder

DocuSign Envelope ID: D43063CE-F414-480A-BF64-7CD03F77644B
Joint Venture Agreement
 March 5th, 2019

EXHIBIT D

SHARE EARNOUT SCHEDULE

AIFE will be issued 400,000,000 shares upon the signing and execution of this joint venture agreement.

The shares will be subject to forfeiture according to the following earnout table.

SAFETek Earnings	Share Award
$2,500,000	100,000,000
$10,000,000	100,000,000
$15,000,000	100,000,000
$20,000,000	100,000,000
Total Award	400,000,000

If the final earnings milestone is met and the final 100,000,000 shares are no longer subject to forfeiture, the founding partners will surrender 100,000,000 shares of common stock for cancelation in an effort to create less dilution for all shareholders.

1.
SAFETek earnings are defined as profit net expenses derived by SAFETek operations and Kuvera Apex sales which is accretive to Investview.

2.
The shares are restricted from transfer or sale until earnout is achieved.

3.
The earnout must be achieved within 5 years of issuance. Shares not earned within 5 years will be forfeited.

4.
The shares will be issued evenly between AI Data Consulting and Freedom Enterprises.

5.
The share award will be restricted stock that can only be sold in accordance with an available exemption from the registration requirements.

Joint Venture Agreement
 March 5th, 2019

EXHIBIT E

INTRODUCING PARTY AGREEMENT

DocuSign Envelope ID: D43063CE-F414-480A-BF64-7CD03F77644B
Consulting Agreement

THIS AGREEMENT made as of
02/04/2019 by and between Investview Inc, a

Nevada corporation and its wholly owned subsidiaries having its principal place of business at

12 South 400 West, 3rd Floor, Salt Lake City, UT 84101 (“INVESTVIEW”) jointly with Jeremy Roma, Carlos Benvenuti and their Assign, collectively known as (The “Company”) and Bitwealthy Inc., a Florida Corporation known as the Introducing Party and Consultant (“Consultant”).

WHEREAS, the Company recognizes the consultant as the Introducing Party who provides Consulting services to introduce and arrange various services in the technology and multi-level marketing sectors,

WHEREAS, the Consultant’s activities have resulted in a contractual relationship between the parties,

WHEREAS, this agreement applies to the contractual agreement between INVESTVIEW Inc. Jeremy Roma and Carlos Benvenuti, along with the Master Sales Agreement between BITEX and Jeremy Roma and Carlos Benvenuti along with the Hosting Agreement between INVESTVIEW Inc., Jeremy Roma, Carlos Benvenuti and FIBERTEK.

WHEREAS, the new Entity that will be formed by and between INVESTVIEW, Carlos Benvnuti and Jeremy Roma for the purpose of providing Data Processing Cards and hosting services to end users under their strategic marketing plan will be known as “APEX”

NOW, THEREFORE, the parties agree as follows:

1.
Description of Services. As requested by the Company, Consultant has provided, through their own effort, the arrangement of introductions to key providers in the technology and multi-

 level marketing sectors. The Consultants actions have resulted in the following:

a)
A Letter of Intent and associated Joint Sales Agreement by and between Investview Inc.  and Jeremy Roma/Carlos Benvenuti.

b)
A Master Sales Agreement “Master Agreement” executed 2-1-2019 by and between Jeremy Roma/Carlos Benvenuti and BITEX Sales LLC for the exclusive sales distribution of Bitex products in the multi-level marketing sector.

c)
A Hosting Agreement “Fibertek Apex Hosting Agreement Final “was executed 2-2-2019 by and between Jeremy Roma/Carlos Benvenuti and FIBERTEK “APEX” for the rights to host data processing cards for end user customers leased equipment.

d)
The terms of this agreement also apply to all business within the “Master Agreement” between Bitex and Jeremy Roma/Carlos Benvenuti, which insures that all business between

Bitex and the MLM Sector is done through the “Master Agreement”, and the terms of this agreement between Consultant and Jeremy Roma/Carlos Benvenuti and between Consultant and Investview apply to all business between the MLM sector and Bitex, according to the “Master Agreement.”

2.
Continuing Services.

a)
Consultant agrees to support the marketing efforts, inventory and product management, future enhancements and development of the model, and be an active consultant to  Company and any Joint Ventures leading to the sales of Bitex products and services.

b)
Any prospective MLM's that Consultant has in discussions, or future MLM's yet to enter discussions, shall also come under the terms of this agreement, and the Master Sales Agreement between Jeremy Roma/Carlos Benvenuti and Bitex. This includes any current MLM's already engaged in business with Bitex who wish at any point in the future to change their current agreements, where as the only new agreement offered to existing MLM's companies already doing business with Bitex through Consultant will be according the terms of the Master Sales Agreement between Jeremy Roma/Carlos Benvenuti and BITEX.

3.
Compensation.

a)
The Consultant will be paid 5% (FIVE PERCENT) of the mining profit. Profits are defined as anything beyond the re-purchase model defined in the Strategic Marketing Distribution Model delivered jointly by the parties of the COMPANY. Company will calculate profits after re-purchase on a Monthly Basis and then pay 5% of profit to

Consultant.

b)
Jeremy Roma and Carlos Benvenuti and their Assign will award 5% of their acquired shares of Investview (INVU) to Consultant.

d) Should the Company collectively or individually exit the Master Agreement and terms,

5% of the profits will be paid to the consultants.

4.
Date of Payment. Payments will be calculated and reviewed with payment made on or about the 25th day of the following month. Payment will be made to a wallet provided by Introducing Party. There is no guarantee that profit will be reached on a regular basis and Consultant understands this.

d)
Term. The term of this agreement will coincide with the finalized executed agreement between Investview Inc. and Jeremy Roma/Carlos Benvenuti and the finalized Master Sales Agreement between Jeremy Roma/Carlos Benvenuti and Bitex Sales LLC. A copy of each of these agreements will be provided upon execution of the final agreements.

e)
Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with, the laws of the State of Florida, without reference to the conflict of law provisions thereof.

f)
Waiver of Jury Trial. The parties hereto hereby irrevocably waive trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether in tort, contract, or otherwise) in any way arising out of, related to, or connected with this Agreement or the relationship established hereunder.

g)
Notices. All notices, requests, demands, instructions or other communications required or permitted hereunder shall be in writing and sent to each Party as listed in this section of the Agreement. All such notices and communications will be deemed effectively received: (a) upon delivery if sent by personal delivery or email; or (b) one business day after being deposited with an overnight courier service.

To Company:

APEX

Jeremy Roma and Carlos Benvenuti

314 La Villa Circle

Youngsville, La 70592

Jeremyroma@gmail.com

312-533-0783

INVESTVIEW INC

c/o Ryan Smith

12 South 400West

3rd Floor,

Salt Lake City, UT 84101 ryan@kuveraglobal.com

801-824-7380

To Consultants

BITWEALTHY INC

c/o Adam Russell

Attn: Peter Maverick peter@maverick Law

7901 4th St N Suite 300 St. Petersburg, FL 33702

h)
Hold Harmless INVESTVIEW, APEX, BITEX and/or FIBERTEK shall protect, defend, indemnify and hold harmless, the Consultant the Issuer and their respective assigns and their employees, officers, directors and agents, from and against all losses, liabilities, claims and damages of every kind and character, including any legal or other expenses reasonably incurred, as incurred, resulting from or relating to or arising out of (i) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the INVESTVIEW, BITEX, FIBERTEK of this Agreement the aforementioned Fibertek Hosting Agreement and Bitex Master Sales Agreements to the end user retail customer or wholesale customers. (ii) any systemic failure in the marketplace, including but not limited to an act of God, and market volatility.

i)
Disclaimer INVESTVIEW, APEX, BITEX and/or FIBERTEK, be advised, due to the volatility of the Crypto currency industry, the Contractor cannot guarantee any amount of profitability or return on investment that may come from the process of data processing and mining. Past performance does not guarantee future performance due to the Difficulty of mining Crypto currency is ever changing, as is the market value of the Crypto currency being mined. Machines will not run if they are not profitable.

IN WITNESS WHEREOF, the parties each caused this Agreement to be signed and delivered by its duly authorized officer, effective as of the date first set forth above.

 CONSULTANT

Bitwealthy Inc.

By:   02/04/201 9
Name: Adam Russell

Title: Founder

By:   02/04/20 19
Name: Kevin Jones

Title: Co-Founder

COMPANY (Collective)

By:  02/07/2019
Name: Jeremy Roma Title: Founder

By:   02/07/2019
Name: Carlos Benvenuti

Title: Co-Founder

I nvestview Inc.

  By:  02/05/2019

Name: Ryan Smith

Title: CEO

 Introducing Party Agmt v.20190114  Page 1

DocuSign Envelope ID: D43063CE-F414-480A-BF64-7CD03F77644B
Joint Venture Agreement
 March 5th, 2019

EXHIBIT F

BTC WALLETS

All Bitcoin (BTC) wallets defined for the Joint Venture will be new wallets with no history of transactions as of the date of this document. All wallets are established on blockchain.com

The new wallets are identified and listed below:

SAFETek Operational Wallet:

The SAFETEK BTC

SAFETek Reserve Wallet:

The SAFETek Reserve wallet

Kuvera APEX Bonus Plan Wallet:

The Kuvera Bonus Plan wallet

SAFETek Liquid Cooling Wallet:

The SAFETek Liquid Cooling wallet